ALTERNATIVE STRATEGIES GROUP, INC.
ALTERNATIVE STRATEGIES BROKERAGE SERVICES, INC.

Code of Ethics
Policy on Personal Securities Transactions
and
Insider Trading

Effective December 10, 2010

Alternative Strategies Group, Inc. (“ASGI”) and Alternative Strategies Brokerage Services, Inc.
(“ASBSI”) are referred to as “we” or “us” or the “Covered Companies”  throughout this Code.

ASGI and ASBSI – INTERNAL USE ONLY

1.           Overview

The Covered Companies and their personnel have a fiduciary obligation not to make, participate in, or engage in any act, practice or course of conduct that would, in any way, conflict with the interests of their clients, or breach any applicable federal or state securities laws.  In addition, Covered Companies and their personnel have a fiduciary obligation to their clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to them.

This obligation encompasses:

a)	the duty at all times to place the interests of clients first;
b)	the duty to act at all times in the spirit of openness, integrity, honesty and trust; and
c)	the duty to ensure that all personal securities transactions be conducted in a manner consistent with the standards below.

See the Definitions located in Appendix A for definitions of capitalized terms	The Covered Companies are required to maintain a policy governing personal securities transactions and insider trading by their respective officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (the “Code”) has been adopted under Section 204A of the Investment Advisers Act of 1940, as amended (“the Advisers Act”), and Rule 204A-1 thereunder, in order to establish and enforce the Covered Companies’ policies and procedures governing the personal securities transactions of their respective officers and employees. The Covered Companies believe that the Code is reasonably designed to prevent the misuse of material, non-public information, and it outlines the policies and procedures for the activities referred to above.

Section 17(j) of the Investment Company Act of 1940, as amended (the “Company Act”), and Rule 17j-1 thereunder, require that every investment adviser to a registered investment company adopt a written code of ethics. Because ASGI serves as an investment adviser to several registered investment companies (“Registered Funds”), the Covered Companies have incorporated the requirements of Rule 17j-1 in this Code. The Registered Funds has adopted its own code of ethics pursuant to Rule 17j-1 and a copy is attached as Appendix D. Under Rule 17j-1, ASGI is required to provide a report to the Registered Funds’ Board of Trustees, at least annually, certifying that it has procedures in place reasonably designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

This Code outlines the policies and procedures team members must follow and the guidelines we use to govern their personal securities transactions and prevent insider trading. We monitor any activity that may be perceived as conflicting with the fiduciary responsibility we have to our clients.

 Code of Ethics
  1

ASGI and ASBSI – INTERNAL USE ONLY

As a condition of employment, all team members must acknowledge receipt of this Code and certify annually that they have read it and complied with it.  Team members can be disciplined or fired for violating this Code.  The Certification and Acknowledgement Form is attached as Appendix B and must be completed no later than 10 days after becoming an employee of a Covered Company, and on an annual basis, thereafter.

In addition to this Code, Team member must comply with the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Team Member Code of Ethics and Business Conduct.  Any team member that is a supervisory principal at Alternative Strategies Brokerage Services, Inc. (“ASBSI”) must also comply with the policies outlined in ASBSI’s Supervisory Guide and any team member that is an associate at ASBSI must also comply with the policies outlined in ASBSI’s Associates Guide.

No written code of ethics can explicitly cover every situation that possibly may arise.  Even in situations not expressly described, the Code and fiduciary obligations generally require team members to put the interests of our clients ahead of their own.  The Chief Compliance Officer (“CCO”) of each Covered Company or his or her designee (together, the “Compliance Department”) may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.  Any questions regarding the appropriateness of any action under this Code or under a team member’s fiduciary duties generally, should be discussed with the Compliance Department before taking the action in question.  Similarly, the Compliance Department should be consulted if a team member has any questions concerning the meaning or interpretation of any provision of the Code.  Should the Compliance Department need to initiate an investigation or fact-finding process, all team members would be required to cooperate fully and honestly and to respect the confidentiality of the process.

2.           Persons Covered by the Code

The Code applies generally to all team members of a Covered Company.  A team member may be a Non-Reporting Person, Access Person and/or an Investment Person, and includes any of such individuals who might be on long term disability.  Certain identified provisions in the Code may apply to Access Persons and/or Investment Persons.  All team members are expected to follow the guidelines that apply to them as outlined in this Code.

Non-Reporting Persons are:

1.	any employees of a Covered Company who have been determined (a) not to have access to any Non-Public Information regarding any Purchase or Sale of Securities for Accounts or any

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portfolio holdings of any Account or Reportable Fund and (b) not to be involved in making securities recommendations for Accounts and not to have access to such recommendations that are non-public; or

2.   anyone else designated in writing by the relevant CCO.

Access Persons are:

1.
all employees of a Covered Company or members of the Investment Committee of such Covered Company who may have access to or are able to obtain access to Non-Public Information as it relates to any Purchase or Sale of Securities for Accounts or any portfolio holdings of any Account; or

2.	all employees of a Covered Company who are involved in making Securities recommendations for Accounts or who have access to such recommendations that are non-public; or

3.	directors and officers of a Covered Company; or

4.
any natural person in a Control relationship to a Reportable Fund or an investment adviser, general partner and/or managing member to a Reportable Fund who obtains information concerning recommendations made to a Reportable Fund with regard to the purchase or sale of Securities by the Reportable Fund; or

5.	anyone else designated in writing by the relevant CCO.

Investment Persons are:

1.	any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by an Account; or

2.	anyone else designated in writing by the relevant CCO.

Restrictions and procedures in the Code that apply to Access Persons will also apply to Investment Persons. In some cases as noted additional restrictions and procedures will apply to Investment Persons.  References to Access Persons in the Code, therefore, also include Investment Persons.

Applicability of the Code

All of the restrictions and procedures set forth in this Code apply to accounts over which Access Persons have control and are considered to have beneficial ownership, which includes:

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a)           Accounts over which  personnel of the Covered Companies have any control, influence, authority, or beneficial interest, whether direct or indirect (including any transaction for which an employee of a Covered Company is the sole owner, joint owner, trustee, co-trustee, attorney-in-fact, etc.);

b)           Accounts where Covered Company personnel direct activities for others, including relatives, friends, etc.

The CCO of each of the Covered Companies is responsible for enforcing the Code.  Each CCO (or his or her designee) may grant certain exceptions to the Code in compliance with applicable law, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing.  The relevant CCO or designee may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

3.                  Procedures

Reporting Personal Securities Transactions

Initial Holdings Report.  Within 10 days of becoming an Access Person:

Access Persons must report all Personal Securities Accounts (including Reportable 529 Plans), including account numbers, and holdings of Securities in those accounts. Statements (electronic or paper) must be supplied and Access Persons must input all holdings of Securities in their Personal Securities Accounts into the Code of Ethics System.  The information in the statements must be current as of a date no more than 45 days prior to the date of becoming an Access Person. The Initial Holdings Report is attached as Appendix C.

●	Access Persons (as well as all team members) must also certify that they have read and will comply with this Code.

●	Access Persons must provide the report by the business day immediately before the weekend or holiday if the tenth day falls on a weekend or holiday.

Quarterly Transactions Reports.  For Access Persons  within 30 days of calendar quarter end:

●      Access Persons must provide a report showing all Securities trades made in their Personal Securities Accounts during the quarter.  Access Persons must submit a report even if they didn’t execute any Securities trades.  Because the Compliance Department does not receive duplicate account statements for any Wachovia/Wells Fargo & Co. 401(k) plan accounts or from any plan in which Immediate Family Members have accounts, any trades of Reportable Funds or other Securities outside of any

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previously reported pre-set allocation must be reported on the quarterly transaction reports or Access Persons must manually furnish account statements.  In addition, any transactions in employee stock or stock options in which an Access Person or his/her Immediate Family Members engage must be reported on the quarterly transaction reports.

●	Access Persons must inform us of any new Personal Securities Accounts established during the past quarter.

●	Access Persons must provide us the report by the business day immediately before the weekend or holiday if the thirtieth day falls on a weekend or holiday.

●	The quarterly acknowledgment and certification must be submitted via iTrade.

Annual Holdings Reports.  Access Persons are required to submit a report of holdings annually by January 30th of each year and provide information as of a date not earlier than December 31st of the preceding year.

●
Access Persons must report all Personal Securities Accounts, including account numbers, and holdings of Securities in those accounts.  The information in the statements must be current as of a date no earlier than December 31st of the previous year.  NOTE:  Wachovia/Wells Fargo & Co. 401(k) plans and Immediate Family Members’ 401(k) plans must be reported initially and annually as Personal Securities Accounts, unless there are no investments in Reportable Funds or Securities in such plans.  Statements for 401(k) plans are not required to be provided directly to the Compliance Department; however, Access Persons need to report their holdings of Reportable Funds and Securities in such plans annually.

●	Access Persons (as well as all team members) must certify annually that they have read and will comply with this Code.

●	Access Persons must provide us the report by the business day immediately before the weekend or holiday if January 30th falls on a weekend or holiday.

●	The annual holdings report must be submitted via iTrade.

Exceptions to these reporting requirements are set forth below under Exempt Securities and Transactions.

Pre-clearance of Trades

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It is the Covered Companies’ policy that Access Persons that are also deemed to be Investment Persons are required to pre-clear personal trades on the trade date with the Compliance Department before the purchase or sale of a Security.

Exceptions to the pre-clearance requirements are set forth below under Exempt Securities and Transactions.

Prior to submitting a personal trade for pre-clearance, Investment Persons should determine that the reason for placing the trade does not involve any conflict of interest, including information considered material and non-public.  Specifically, any trades placed in Personal Securities Accounts based on insider information and/or tipping of such information is strictly prohibited.    (See Section 5 below -  Insider Trading).

An Investment Person may only purchase and sell Securities if:

a)           The Security has not been traded in any of the Accounts managed by a Covered Company and the Investment Person has no knowledge that the Security will be traded in any of the Accounts managed by a Covered Company that trade day.

b)           The Security has not been the subject of a recommendation on behalf of any Wells Fargo Wealth Management models within the last 7 calendar days.  Information regarding specific securities that are considered restricted is available to Investment Persons and may be found by clicking the “List of Restricted Securities” link of this URL:  http://WMG.wellsfargo.com/SiteController?dbid=PAGE_INDEX_1403100

c)           The transaction has been pre-cleared with Compliance by the Investment Person before making the trade.  For limit and stop orders, Investment Persons must document the trade with a screen print of the order.

These procedures apply to all transactions in Securities held in accounts in which Investment Persons have a beneficial interest and/or over which they exercise influence or control, including accounts for their family members or other household accounts.  The restrictions do not apply to Securities transactions through Automatic Investment Plans and/or Securities transactions through direct stock purchase plans.

Rules 204A-1 and 17j-1 both require that Access Persons of investment advisers pre-clear any purchase in a Limited Offering (a private placement, an LP or LLC (including hedge funds)).  Therefore, Access Persons may not purchase securities in a Limited Offering unless approval is obtained from the Compliance Department.  It should be noted that private investment funds, including Wells Fargo proprietary funds managed by the Covered Companies, are considered to be Limited Offerings and must be pre-cleared.

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Note - pre-clearance does not assure that the trade will not violate policy because Investment Persons and Access Persons must ensure that they do not place any trades in client Accounts in the same security after the trade has been pre-cleared for their Personal Securities Account on the same day.

To pre-clear while out-of-office (iTrade is on the Intranet), either e-mail asgi.asbsicoe@evergreeninvestments.com or call the Compliance Consultant in charge of iTrade at 704-383-9679.

Restricted /Prohibited Securities and Transactions

Team members may not purchase shares in an IPO.  A team member must get written approval from the Compliance Department  before he/she sells shares that were acquired in an IPO prior to starting work for Wells Fargo.

Rules 204A-1 and 17j-1 both require that Access Persons and Investment Persons of investment advisers pre-clear any purchase in a Limited Offering (a private placement, an LP or LLC (including hedge funds)).  For purposes of this Code, no team member may purchase securities in a Limited Offering unless approval is obtained from the Compliance Department.  It should be noted that private investment funds, including all Wells Fargo proprietary funds, as well as those advised or sponsored by ASGI, are considered to be Limited Offerings and must be pre-cleared.

In the event a team member invests in a Limited Offering, he/she must hold less than a 10% interest in the issuer unless a position is held that is otherwise permitted under the Policy on Directorships and Other Outside Employment outlined in the Wells Fargo & Co. Team Member Code of Ethics and Business Conduct.

 Team members may not purchase or sell shares of any ASGI advised or sponsored closed-end Fund within 60 days of the later of (i) the initial closing of the issuance of shares of such Fund or (ii) the final closing of the issuance of shares in connection with an over allotment option.  Team members may purchase or sell shares of an ASGI advised or sponsored closed-end Fund only during the 10-day period following the release of portfolio holdings information to the public for such Fund, which typically occurs on or about the 15th day following the end of each calendar quarter.  Certain team members, who shall be notified by the Legal Department, are required to make filings with the SEC in connection with purchases and sales of shares of such closed-end Funds, and may be required to hold their shares of such Funds for longer periods of time and will be subject to potential short-swing profit disgorgement, civil litigation, and public disclosure of non-compliance with applicable law.

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Team members must also comply with the policies outlined in the Wells Fargo Team Member Code of Ethics and Business Conduct which impose certain restrictions on team member’s ability to trade in Wells Fargo & Co., stock and employee stock options.  Section V.D.2 of the Wells Fargo Team Member Code of Ethics and Business Conduct states, “Team members may not invest or engage in derivative or hedging transactions involving securities issued by Wells Fargo & Co, including but not limited to options contracts (other than employee stock options), puts, calls, short sales, futures contracts, or other similar transactions regardless of whether team members have material inside information.” In addition, team members may not invest in options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Co.  In the event a team member has been issued employee stock options, such options must be pre-cleared before they are exercised.

Team members may not participate in the activities of an Investment Club without the prior approval from the relevant CCO.   If applicable, trades for an Investment Club would need to be pre-cleared.

If  a team member has access to the direct access software of a Covered Company, he/she may never execute or process through such direct access software (TA2000 or any other similar software):
(a) His/her own personal transactions,
(b) transactions for Immediate Family Members or
(c) transactions for accounts of other persons for which a team member or his/her Immediate Family Member have been given investment discretion.  This provision does not exclude team members from trading directly with a broker/dealer or using a broker/dealer’s software.  The foregoing also does not prohibit team members from executing or processing transactions in Wells Fargo & Co. securities granted to them as compensation through an online program designated by Wells Fargo & Co. for such purpose.

Team members must not execute any transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

Exempt Securities and Transactions

The following securities are excluded from the definition of  Securities, and are exempt from pre-clearance requirements, as well as initial, quarterly and annual reporting requirements.

●	Direct obligations of the U.S. Government;

●	Money market instruments including banker’s acceptances, bank certificates of deposit, commercial paper and High

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quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market mutual funds, whether affiliated or unaffiliated;

●	Shares issued by open-end registered investment companies that are not Reportable Funds;

●	Transactions in 529 plan accounts, except Edvest and Tomorrow’s Scholar (“Reportable 529 Plans”); and

●
Purchases or sales that were done as part of an Automatic Investment Plan (“AIP”).  (However, team members must report his/her initial pre-set schedule or allocation of an AIP that includes allocations to any Securities, including Reportable Funds, and including those made to any 401(k) plan.  Additionally, if a team member makes a purchase or sale that overrides or changes the pre-set schedule or allocation of the AIP, he/she must include that transaction in his/her your quarterly transaction report if it is otherwise reportable.)

Note - Transactions in Reportable Funds are exempt from pre-clearance requirements, but are subject to the initial, quarterly and annual reporting requirements.

Transactions in closed-end funds and ETFs are not exempt from the pre-clearance and reporting requirements.

401(k) plans offered through employers other than Wachovia/Wells Fargo & Co. are not required to be reported if there are no investments in Reportable Funds or other Securities therein, although team members do have to report initial pre-set schedules or allocations and any changes thereto.

4. Post Trade Review

Quarterly Compliance Testing
a)	Delinquent Certifications
On a quarterly basis, the Compliance Department will run a quarterly certifications report to detect any late or missing certifications.   These will be tracked in order to determine applicability of any penalties. See below for discussion of penalty process.

b)	Breaches of Trading Restrictions

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i.	On a quarterly basis, the Compliance Department will run a potential “front-running” and “restricted securities” report from the iTrade/Examiner personal securities software. The reviews will:
•	Compare reported personal transactions in Securities with transactions in associated client Accounts; and
•
Compare reported personal transactions with Securities being considered for purchase or sale by IM&T to determine whether a violation may have occurred. Securities being considered for purchase or sale will be determined via Alerts published for changes to the investment models offered by Private Asset Management.

ii.
The relevant CCO will then forward an e-mail to all Access Persons with possible violation information.  Once the Access Person has received the e-mail and corresponding possible violation detail, he/she must respond in writing to the Compliance Department within 14 days of receipt with an explanation detailing all circumstances concerning the noted possible violations.

iii.
Before determining that an Access Person has violated the Code of Ethics, the relevant CCO  shall give the person an opportunity to supply explanatory material.  No team member is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.

iv.
After the Compliance Department has received all responses, an analysis will be conducted to determine any trending, the legitimacy of explanations, and/or possible disciplinary actions. Senior Management of the Covered Company will be contacted in writing should further disciplinary action be warranted for violations of this policy.

Note:  Failure to respond back to the Compliance Department within the required timeframe will result in further escalation to Senior Management of the Covered Company.

Annual Compliance Testing

Missing and/or incomplete annual reports.  The Compliance Department will review holding report files to determine if any Certification and Acknowledgement of the Code, Holdings Report, and

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Account Certifications (if applicable) are missing and/or incomplete and will follow up with the Access Person to obtain the required report(s).

5 .           Trading on Insider Information

The law requires  the Covered Companies to have and enforce written policies and procedures to prevent team members from misusing material, Non-Public Information.  This is accomplished by:

●	limiting their access to files likely to contain Non-Public Information,

●	restricting or monitoring their trades, including trades in securities about which they might have Non-Public Information, and

●	providing them with continuing education programs about insider trading.

Team members are subject to all requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading “Avoid Conflicts of Interest—Insider Trading” in Section V.C of Appendix A thereof, as the same may be amended from time to time.  A copy of this policy is available on the Wells Fargo & Company website at: https://www.wellsfargo.com/downloads/pdf/about/team_member_code_of_ethics.pdf

What is Insider Trading?

Insider trading is generally defined as occurring when a person has possession of material, Non-Public Information about an issuer and engages in a securities transaction involving securities issued by the issuer, or discloses the information to others who then trade in the issuer’s securities.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  Information is considered non-public when it has not been made available to investors generally.  Information becomes public once it is publicly disseminated.  Limited disclosure does not make the information public (for example, if an insider makes information available to a select group of individuals, it is not public). Examples of illegal and prohibited insider trading and related activity include, but are not limited to, the following:
WARNING! Insider trading is illegal. A team member could go to prison or be forced to pay a large fine for participating in insider trading. We could also be fined for such actions.

●
Tipping of material, Non-Public Information is illegal and prohibited.   A person is tipping when he/she gives Non-Public Information about an issuer to someone else who then trades in securities of the issuer.

●
Front running is illegal and prohibited.  A person is front running if he/she trades ahead of an Account order in the same or equivalent security (such as options) in order to make a profit or to avoid a loss.

●
Scalping is illegal and prohibited.  A person is scalping when he/she purchases or sells a security (or an equivalent security) for his/her own account before that that security or equivalent is recommended/bought or recommended/sold for a client’s Account.

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See the discussion under the heading “Avoid Conflicts of Interest—Insider Trading” in Section V.C of Appendix A of the Wells Fargo Team Member Code of Ethics and Business Conduct for further detail.

Using Non-Public Information about  an Account or Advisory Activities

Team members may not:

●
Share with any other person (unless it is are permitted or required by law, it’s necessary to carry out their duties and appropriate confidentiality protections are in place, as necessary) any Non-Public Information about an Account , including, without limitation:  (a) any securities holdings or transactions of an Account; (b) any securities recommendation made to an Account; (c) any securities transaction (or transaction under consideration) by an Account, including information about actual or contemplated investment decisions; (d) any changes to portfolio management teams of Reportable Funds; (e) any information about planned mergers or liquidations of Reportable Funds; and (f) any ASGI Valuation Committee proceedings and plans for future actions (either through attendance at, or receipt of the output from, such proceedings).

●	Use any Non-Public Information regarding an Account in any way that might compete with, or be contrary to, the interest of such Account.

●	Use any Non-Public Information regarding an Account in any way for personal gain.

Wells Fargo & Company Securities

Team members are prohibited from engaging in any transaction in Wells Fargo & Co. securities that is not in compliance with applicable requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading “Avoid Conflicts of Interest—Personal Trading and Investment—Derivative and Hedging Transactions in Securities Issued by Wells Fargo” in Section V.D.2 thereof, as the same may be amended from time to time.  A copy of this policy is available on the Wells Fargo & Co. website at: https://www.wellsfargo.com/downloads/pdf/about/team_member_code_of_ethics.pdf

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6.           Penalties

Compliance will report violations of the Code  quarterly, or as they occur, to the Covered Company’s senior management.  In addition, each team member must immediately report to the CCO any known or reasonably suspected violations of this Code of which he or she becomes aware.

Penalties may range from a notice of censure, disgorgement of profits, to a dismissal and referral to authorities.

7.           Administration

The CCO of each Covered Company  is responsible for administering this Code.

Any team member who has knowledge of misconduct relating to, or wishes to express concern relating to, accounting, internal accounting controls or auditing matters and/or a violation of any federal or state securities law or provisions of the Code, should submit a written complaint expressing such facts and/or concerns to the CCO.

Any such complaint will be held in the strictest confidence and shall not be disclosed except when required pursuant to the Code, Covered Company policy, this procedure or by law.

8.     Confidentiality

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept confidential, provided, however that such information may also be subject to review by appropriate Compliance Personnel, the appropriate CCO and/or Senior Management and legal counsel. Such information will also be provided to the SEC or other government authority when properly requested or pursuant to a court order.

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Appendix A
Definitions

General Note:
The definitions and terms used in the Code are intended to mean the same as they do under the 1940 Act and the other Federal Securities Laws.  If a definition hereunder conflicts with the definition in the 1940 Act or other Federal Securities Laws, or if a term used in the Code is not defined, team members should follow the definitions and meanings in the 1940 Act or other Federal Securities Laws, as applicable.

Accounts or clients
Accounts of investment advisory clients of ASGI and clients of ASBSI,  including but not limited to registered and unregistered investment companies and Managed Accounts, including due diligence clients of ASGI.

Automatic Investment Plan
A program that allows a person to purchase or sell Securities, automatically and on a regular basis, without any further action by the person.  May be part of a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer-sponsored plan.

Beneficial Owner (Ownership)
An individual is the “beneficial owner” of any Securities in which he/she has a direct or indirect Financial or Pecuniary Interest, whether or not he/she has the power to buy and sell, or to vote, the Securities.

In addition, an individual is the “beneficial owner” of Securities in which an Immediate Family Member has a direct or indirect Financial or Pecuniary Interest, whether or not he/she or the Immediate Family Member has the power to buy and sell, or to vote, the Securities.  For example, an individual has Beneficial Ownership of Securities in trusts of which Immediate Family Members are beneficiaries.

An individual is also the “beneficial owner” of Securities in any account, including but not limited to those of relatives, friends and entities in which he/she has a non-controlling interest, over which investment discretion is exercised.  Such accounts do not include accounts someone  manages on behalf of a Covered Company or any other affiliate of Wells Fargo & Co.

Control
The power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company.  Owning 25% or more of a company’s outstanding voting securities is presumed to give an individual control over the company. (See Section 2(a)(9) of the 1940 Act for a complete definition.)

Covered Company	Includes ASGI and ASBSI.

Appendix A	14	Definitions

Federal Securities Laws
The Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a—mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Biley Act (Pub. L. No. 100-102, 113 Stat. 1338 (1999)), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary Interest
The opportunity for an individual or his/her Immediate Family Member, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of Securities to reach the substance of a particular arrangement.  Someone not only has a Financial or Pecuniary Interest in Securities held by that person for his/her own benefit, but also Securities held (regardless of whether or how they are registered) by others for that person’s benefit, such as Securities held for him/her by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any Security owned by an entity directly or indirectly controlled by that person , which may include corporations, partnerships, limited liability companies, trusts and other types of legal entities. An individual or his/her Immediate Family Member may have a Financial or Pecuniary Interest in:

●	That person’s accounts or the accounts of his/her Immediate Family Members;

●	A partnership or limited liability company, if that person or an Immediate Family Member is a general partner or a managing member;

●	A corporation or similar business entity, if that person or an Immediate Family Member has or shares investment control; or

●	A trust, if that person or an Immediate Family Member is a beneficiary.

High quality short-term	Any instrument that has a maturity at issuance of less than 366 days and
debt instrument	that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization such as Moody’s Investors Service.

Immediate Family Member	Any of the following persons, including any such relations through adoption, who reside in the same household with an individual:

● Spouse	● grandparent	● mother-in-law
● domestic partner	● grandchild	● father-in-law
● parent	● brother	● daughter-in-law
● stepparent	● sister	● son-in-law
● child		● sister-in-law
● stepchild		● brother-in-law

Appendix A	15	Definitions

Immediate Family Member also includes any other relationship that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

Inside Information or
Non-Public Information
Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources, or known by the public.

Investment Club
An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and each member may actively participate in investment decisions.

IPO
An initial public offering, or the first sale of a company’s securities to public investors.  Specifically it is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering	An offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) or 4(6) thereof or Rule 504, Rule 505 or Rule 506 thereunder.

Managed Account
Any account for which the holder gives, in writing, his/her broker or someone else the authority to buy and sell securities, either absolutely or subject to certain restrictions. In other words, the holder gives up the right to decide what securities are bought or sold for the account.

Personal Securities Account
Any holding of Securities of which an individual has Beneficial Ownership, other than a holding of Securities previously approved in writing by the relevant CCO over which that person has no direct influence or Control.  A Personal Securities Account is not limited to Securities accounts maintained at brokerage firms, but also includes holdings of Securities owned directly by an individual or an Immediate Family Member or held through a retirement plan of Wachovia, Wells Fargo & Co. or any other employer.

Personal Securities Transaction	A purchase or sale of a Security, of which an individual has or acquires Beneficial Ownership.

Purchase or Sale of a Security	Includes, among other things, gifting or the writing of an option to purchase or sell a Security.

Reportable 529 Plan	Edvest and Tomorrow’s Scholar.

Appendix A	16	Definitions

Reportable Fund
Reportable Fund means (i) any investment company registered under the 1940 Act for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act, or as general partner, managing member or in a similar capacity with respect thereto; and (ii) any investment company registered under the 1940 Act whose investment adviser, principal underwriter, general partner, managing member or party acting in a similar capacity with respect thereto controls a Covered Company, is controlled by a Covered Company, or is under common control with a Covered Company; provided, however, that Reportable Fund shall not include an investment company that holds itself out as a money market fund. For purposes of this definition, "control" has the same meaning as it does in Section 2(a)(9) of the 1940 Act. A list of all Reportable Funds shall be maintained and made available for reference under "Reportable Funds" under the "Code of Ethics" tab in the Compliance Department InvestNet web page.

SEC	U.S. Securities and Exchange Commission.

Security/Securities
As defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government; bankers’ acceptances; bank certificates of deposit; commercial paper; High quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market mutual funds; or shares issued by open-end registered investment companies other than the open-end Reportable Funds.

Appendix A	17	Definitions

ASGI and ASBSI—INTERNAL USE ONLY

APPENDIX B

Alternative Strategies Group, Inc.

Alternative Strategies Brokerage Services, Inc.

(the “Companies”)

Code of Ethics
Policy on Personal Securities Transactions
And
Insider Trading

CERTIFICATION AND ACKNOWLEDGEMENT

I hereby certify that I have received a copy of the Companies’ Code of Ethics Policy on Personal Securities Transactions and Insider Trading and acknowledge that I have read it and understand it.  I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein that are applicable to me. I agree to abide by and comply with all such policies and procedures.

Signed _______________________________

Print: _____________________________

Date: ________________________________

Compliance Review
Date Received: ________________________
Reviewed by: _________________________
Date Reviewed: _______________________

The Certification and Acknowledgement form is due 10 days from date of first receipt and on an annual basis, thereafter.

 Code of Ethics
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ASGI and ASBSI—INTERNAL USE ONLY

APPENDIX C

ALTERNATIV STRATEGIES GROUP, INC.
ALTERNATIVE STRATEGIES BROKERAGE SERVICES, INC.

INITIAL HOLDINGS REPORT

Name:      _______________________________________________________________

PERSONAL HOLDINGS DISCLOSURE
☐     I have attached a report that, at a minimum, includes the security name and number of shares or principal amount of every non-exempt security in which I have any beneficial ownership within all of my personal securities accounts listed below.*

☐     I have no holdings except for those securities exempt by the Code.

DUPLICATE TRADE CONFIRMATION & STATEMENT
☐     I have directed the following firms (list all firms and provide account numbers) with which I have personal securities accounts to supply duplicate copies of confirmations of all personal securities transactions for all accounts in which I have any beneficial ownership.**
_______________________________________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________________________________
☐     I have no brokerage account(s).

I hereby certify that the information provided herein is complete and accurate. I also acknowledge that I have received, reviewed and understand this Code of Ethics Policy on Personal Securities Transactions and Insider Trading, and have complied with all of its  requirements.

Signature:   _______________________________                                      Date:   ______________

Compliance Review
Date Received: ________________________
Reviewed by: _________________________
Date Reviewed: _______________________

The Holdings Report form is due 10 days from date of receipt and on an annual basis, thereafter.
*Account statements no older than 45 days from the day of reporting may be submitted in lieu of this report.
**Copies of broker(s) documentation (with the exception of Charles Schwab) are to be directed to the following:
 Wells Fargo Bank – ASGI.ASBSI Compliance
Attn: Sheelpa Patel Brown Wealth Compliance
MAC # D1050-052
401 South Tryon Street, 5th Floor
Charlotte, NC 28205

Updated 10.10.2010
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ASGI and ASBSI—INTERNAL USE ONLY

APPENDIX D

ASGI AGILITY INCOME FUND

ASGI AURORA OPPORTUNITIES FUND

ASGI CORBIN MULTI-STRATEGY FUND

 (each the “Fund” and collectively, the “Funds”)

CODE OF ETHICS

Under Rule 17j-1 of the Investment Company Act of 1940, as amended

Effective December 10, 2010

It is the policy of Alternative Strategies Group, Inc. (the “Adviser”) and the Funds that all of the Funds’ personnel, the Adviser, and any sub-adviser or principal underwriter should seek (1) at all times to place the interests of Fund investors first; (2) conduct all personal securities transactions in a manner that is consistent with this Code of Ethics (the “Code”) and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and (3) adhere to the fundamental standard that the Funds’ personnel, the Adviser, and any sub-adviser or principal underwriter should not take inappropriate advantage of their position or engage in any act, practice or course of conduct that would violate this Code, the fiduciary duty owed to the Funds’ investors, or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17j-1 thereunder.

The Adviser and any sub-adviser or principal underwriter impose additional reporting and review requirements and restrictions on the personal securities transactions of their personnel.  The Board of Trustees/Board of Managers of the Funds (the “ Funds’ Board”) has determined that, in addition to the requirements of this Code, the standards and reporting and review requirements established by these organizations will be appropriately applied by the  Funds to those of its officers and those of its managers who are affiliated with these organizations.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield against liability for personal trading or other conduct that violates a fiduciary duty to a Fund’s investors.

1.	DEFINITIONS

“Access Person” means (i) any Advisory Person of a Fund or of the Adviser or a sub-adviser; or (ii) any member, director, officer, general partner or manager of a principal underwriter, who in the ordinary course of business makes, participates in or obtains information regarding, the Purchase or Sale of a Covered Security by a Fund for which such person acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the  Funds regarding the Purchase or Sale of a Covered Security.

Appendix D	3	Fund Products

ASGI and ASBSI—INTERNAL USE ONLY

“Adviser” means Alternative Strategies Group, Inc.

“Advisory Person” of a Fund, the Adviser or a sub-adviser means: (i) any member, director, manager, officer, general partner or employee of the  Fund, the Adviser or a sub-adviser (or of any company in a Control relationship to the  Fund, the Adviser or a sub-adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by the  Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sale; and (ii) any natural person in a Control relationship to the  Fund, the Adviser or the sub-adviser who obtains information concerning recommendations made to the  Fund with regard to the Purchase or Sale of a Covered Security by the  Fund.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

●	Direct obligations of the U.S. Government;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by non-proprietary open-end investment companies registered under the 1940 Act.

●	“Funds” means ASGI Agility Income Fund, ASGI Aurora Opportunities Fund and ASGI Corbin Multi-Strategy Fund.

“Independent Manager” or “Independent Trustee” means the individual manager/trustee of the respective Fund who is not an “interested person” of such Fund within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report under Section 3 of this Code solely by reason of being a manager of the Fund.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the

Appendix D	4	Fund Products

ASGI and ASBSI—INTERNAL USE ONLY

registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

 “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security Held or to be Acquired by a  Fund” means (i) Any Covered Security which, within the most recent 15 days: (A) is or has been held by a Fund; or (B) is being or has been considered by a Fund or the Adviser for purchase by such Fund or any of the  Funds; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this paragraph.

2.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

An Advisory Person of a Fund, the Adviser or the sub-adviser must obtain approval from such Fund, the Adviser or the sub-adviser before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

3.	REPORTING

Initial Holdings Reports

Except as otherwise provided in this Code, every Access Person of a Fund and every Access Person of the Adviser, sub-adviser or principal underwriter, shall report to the Fund, the Adviser, sub-adviser or principal underwriter, as applicable, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

●
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	The date that the report is submitted by the Access Person.

An Independent Manager or Independent Trustee of a Fund need not make an initial holdings report.

Quarterly Transaction Reports

Appendix D	5	Fund Products

ASGI and ASBSI—INTERNAL USE ONLY

Except as otherwise provided in this Code, every Access Person of a Fund and every Access Person of the Adviser or a sub-adviser or principal underwriter shall report to the  Fund, the Adviser, sub-adviser or principal underwriter, as applicable, no later than 30 days after the end of each calendar quarter, the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Covered Security:

●	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each Covered Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

Appendix D	6	Fund Products

ASGI and ASBSI—INTERNAL USE ONLY

An Independent Manager or Independent Trustee of a  Fund(s) need only report a transaction in a Covered Security in a quarterly transaction report if such Manager or Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as an Independent Manager or Independent Trustee of the  Fund(s), should have known that during the 15-day period immediately before or after the date of the transaction by such Independent Manager or Independent Trustee, such Covered Security was purchased or sold by the  Fund(s) or was being considered by the  Fund(s), the Adviser or the sub-adviser for purchase or sale by the  Fund(s).

An Access Person need not make a quarterly transaction report under this Section 3 if the report would duplicate information contained in broker trade confirmations or account statements received by the  Fund(s), the Adviser, and any sub-adviser or principal underwriter with respect to the Access Person in the time period required by Section 3 of this Code, if all of the information required by Section 3 is contained in the broker trade confirmations or account statements, or in the records of the  applicable Fund(s), the Adviser, sub-adviser or principal underwriter.

An Access Person need not make a quarterly transaction report under this Section 3 with respect to transactions effected pursuant to an Automatic Investment Plan or if a report is made on iTrade -- http://ndcctiw01/itrade3/WebApps/LoginHome/Login.aspx.

Annual Holdings Reports

Except as otherwise provided in this Code, every Access Person of a  Fund(s) and every Access Person of the Adviser, and any sub-adviser or principal underwriter, shall report to the  Fund(s), the Adviser, and any sub-adviser or principal underwriter, as applicable, annually the following information (which must be current as of a date no more than 45 days before the report is submitted):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

An Independent Manger or Independent Trustee of a Fund(s) need not make an annual holdings report.

Appendix D	7	Fund Products

ASGI and ASBSI—INTERNAL USE ONLY

Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports

Notwithstanding Section 3 of this Code, an Access Person need not make a report to the Adviser under this Code to the extent the information in the report would duplicate information required to be recorded by the Adviser under Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended, or if a report is made on iTrade -- http://ndcctiw01/itrade3/WebApps/LoginHome/Login.aspx.

A person need not make a report under this Section 3 with respect to transactions effected for, and a Covered Security held in, any account over which the person has no direct or indirect influence or Control.

Disclaimer

Any report under this Section 3 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

ADMINISTRATION OF THIS CODE OF ETHICS

General Rule

The  Funds, the Adviser, and any sub-adviser or principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Written Report to  Funds Board

No less frequently than annually, the  Funds, the Adviser, and any sub-adviser or principal underwriter must furnish to the  Funds’ Board, and the  Funds’ Board must consider, a written report that:

●
Describes any issues arising under this Code or related procedures since the last report to the  Funds’ Board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and

●	Certifies that the respective Funds, the Adviser, and any sub-adviser or principal underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Appendix D	8	Fund Products